UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 14, 2011

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23-2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)              On November 30, 2011, USA Technologies, Inc. (the “Company”) appointed Stephen P. Herbert as the Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Herbert had been appointed as the interim Chairman of the Board of Directors and Chief Executive Officer of the Company on October 5, 2011. Mr. Herbert has been an officer and a member of the Board of Directors of the Company since 1996, and has served as President and Chief Operating Officer of the Company since 1999.

On November 30, 2011, the Company and Mr. Herbert entered into an Amended and Restated Employment and Non-Competition Agreement (the “Agreement”) that replaced his prior employment agreement with the Company. The Agreement provides for an initial term continuing through January 1, 2013, which is automatically renewed for consecutive one year periods unless terminated by either Mr. Herbert or the Company upon at least ninety days notice prior to the end of the initial term or any one year extension thereof. The Agreement continues the existing compensation and fringe benefits received by Mr. Herbert under Section 2 of his prior employment agreement except that (i) his base salary is $341,227 which is equal to the base salary under his prior employment agreement plus the amount of the annual premiums that had been paid by the Company for the car allowance and supplemental disability insurance coverage provided to him under his prior employment agreement; (ii) the car allowance and supplemental disability insurance coverage that had been provided to him under his prior employment agreement have been discontinued; and (iii) he is eligible for a cash bonus as described in the next sentence. The Agreement provides for the payment to Mr. Herbert of a cash bonus of $30,000 if the Company would achieve all of the minimum threshold performance target goals under the Fiscal Year 2012 Performance Share Plan adopted by the Board of Directors of the Company on September 15, 2011 (the “2012 Plan”), of $50,000 if the Company would achieve all of the target performance goals under the 2012 Plan, and of $75,000 if the Company would achieve all of the maximum distinguished performance target goals under the 2012 Plan.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

On December 5, 2011, the Company issued a press release announcing Mr. Herbert’s appointment as Chairman of the Board and Chief Executive Officer, a copy of which is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 8.01. Other Events

On November 14, 2011, the independent directors of the Company unanimously elected Steven D. Barnhart as the Company’s first lead independent director. Mr. Barnhart has been a Director of the Company since October 2009, and also serves as Chair of the Nominating Committee and a member of the Compensation and Audit Committees. The responsibilities of the lead independent director are set forth in the Lead Independent Director Charter which was adopted by the Company in May 2011, and include presiding as chair of all executive sessions of the independent members of the Board of Directors, consulting in advance with the Chairman of the Board on the agenda and schedule of each meeting of the Board of Directors, providing input to the Chairman of the Board as to the scope and quality of information to be provided by management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties, and to act as a liaison between the independent directors and the Chairman of the Board.

Mr. Barnhart is currently Senior Vice President and Chief Financial Officer of Bally Total Fitness, a role he has held since January 2010. Previously he was Chief Executive Officer and President of Orbitz Worldwide from 2007 to January 2009, after holding other executive positions within the company since joining in 2003. Prior to Orbitz Worldwide, he worked for PepsiCo and the Pepsi Bottling Group from 1990 to 2003.

Item 9.01. Financial Statements and Exhibits

Exhibit 10.1	Amended and Restated Employment and Non- Competition Agreement between the Company and Stephen P. Herbert dated November 30, 2011

Exhibit 99.1	Press release of the Company dated December 5,2011

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: December 5, 2011	By:	/s/ Stephen P. Herbert,
Stephen P. Herbert,
Chief Executive Officer

Index to Exhibits

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment and Non-Competition Agreement between the Company and Stephen P. Herbert dated November 30, 2011

99.1	Press release of the Company dated December 5, 2011